Exhibit 107
Calculation of Filing Fee Tables
Form
424(b)(5)
(Form Type)
Genesis Energy, L.P.
Genesis Energy Finance Corporation
(and the subsidiaries identified in the Table of Subsidiary Guarantor Registrants on the Registration Statement on Form
S-3
(File No. 333-278743))
(Exact name of registrant as specified in its charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Debt	8.000% Senior Notes due 2033	Rule 457(r)	$600,000,000.00	100%	$600,000,000.00	0.00015310	$91,860.00 (1)
	Other	Guarantee of 8.000% Senior Notes due 2033	Rule 457(n) (2)	N/A	N/A	N/A	N/A	N/A
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A
	Total Offering Amounts					$600,000,000.00		$91,860.00
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							$91,860.00

(1)
Calculated in accordance with Rule 457(o) based on the proposed maximum aggregate offering price and Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 456(b) of the Securities Act, the registrant initially deferred payment of all of the registration fees for the registrant’s registration on Form
S-3
(File
No. 333-278743),
filed with Securities and Exchange Commission on April 16, 2024.

(2)	Pursuant to Rule 457(n), no separate fee is payable with respect to the guarantees of the debt securities being registered.